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Exhibit 12(a)

Kimco Realty Corporation and Subsidiaries
Computation of Ratio of Earnings to Fixed Charges

		For the year ended December 31,
	For the three
	months ended
	March 31, 2005	2004	2003	2002	2001	2000

Pretax earnings from continuing operations before adjustment for minority interests or income/loss from equity investees	$54,869,587	$211,693,553	$197,216,020	$218,268,903	$214,336,266	$176,050,236
Add:
Interest on indebtedness (excluding capitalized interest)	28,505,203	107,772,945	99,996,284	85,771,695	87,629,198	90,290,264
Amortization of debt related expenses	834,231	2,247,702	4,642,201	3,060,946	2,593,442	2,394,189
Portion of rents representative of the interest factor	1,261,487	5,250,441	5,697,237	5,910,534	6,005,312	5,679,310

	85,470,508	326,964,641	307,551,742	313,012,078	310,564,218	274,413,999
Distributed income from equity investees	33,815,457	94,994,050	67,712,364	40,274,767	36,376,934	13,841,549

Pretax earnings from continuing operations, as adjusted	$119,285,965	$421,958,691	$375,264,106	$353,286,845	$346,941,152	$288,255,548

Fixed charges —
Interest on indebtedness (including capitalized interest)	$30,952,516	$116,504,453	$108,883,362	$94,860,415	$95,553,248	$94,840,265
Amortization of debt related expenses	543,976	1,223,385	3,851,301	2,504,105	2,243,817	2,158,792
Portion of rents representative of the interest factor	1,261,487	5,250,441	5,697,237	5,910,534	6,005,312	5,679,310

Fixed charges	$32,757,979	$122,978,279	$118,431,900	$103,275,054	$103,802,377	$102,678,367

Ratio of earnings to fixed charges	3.6	3.4	3.2	3.4	3.3	2.8

Kimco Realty Corporation and Subsidiaries
Computation of Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends

		For the year ended December 31,
	For the three
	months ended
	March 31, 2005	2004	2003	2002	2001	2000

Pretax earnings from continuing operations before adjustment for minority interests or income/loss from equity investees	$54,869,587	$211,693,553	$197,216,020	$218,268,903	$214,336,266	$176,050,236
Add:
Interest on indebtedness (excluding capitalized interest)	28,505,203	107,772,945	99,996,284	85,771,695	87,629,198	90,290,264
Amortization of debt related expenses	834,231	2,247,702	4,642,201	3,060,946	2,593,442	2,394,189
Portion of rents representative of the interest factor	1,261,487	5,250,441	5,697,237	5,910,534	6,005,312	5,679,310

	85,470,508	326,964,641	307,551,742	313,012,078	310,564,218	274,413,999
Distributed income from equity investees	33,815,457	94,994,050	67,712,364	40,274,767	36,376,934	13,841,549

Pretax earnings from continuing operations, as adjusted	$119,285,965	$421,958,691	$375,264,106	$353,286,845	$346,941,152	$288,255,548

Fixed charges —
Interest on indebtedness (including capitalized interest)	$30,952,516	$116,504,453	$108,883,362	$94,860,415	$95,553,248	$94,840,265
Preferred stock dividends	2,909,375	11,637,500	14,668,698	18,437,700	24,553,136	26,328,281
Amortization of debt related expenses	543,976	1,223,385	3,851,301	2,504,105	2,243,817	2,158,792
Portion of rents representative of the interest factor	1,261,487	5,250,441	5,697,237	5,910,534	6,005,312	5,679,310

Combined fixed charges and preferred stock dividends	$35,667,354	$134,615,779	$133,100,598	$121,712,754	$128,355,513	$129,006,648

Ratio of earnings to combined fixed charges and preferred stock dividends	3.3	3.1	2.8	2.9	2.7	2.2